As filed with the Securities and Exchange Commission on February 18, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hanover Capital Mortgage Holdings, Inc.

(Exact name of registrant as specified in its charter)

Maryland	13-3950486
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

379 Thornall Street

Edison, New Jersey 08837
(732) 548-0101
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

John A. Burchett

Chairman, President and Chief Executive Officer
Hanover Capital Mortgage Holdings, Inc.
379 Thornall Street
Edison, New Jersey 08837
(732) 548-0101
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Weiss, Esq.
Piper Rudnick LLP
1251 Avenue of the Americas
New York, New York 10020
(212) 835-6000

          Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by the Registrant.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price	Registration Fee(1)

Common Stock, par value $.01 per share(2)	$150,000,000(3)	$19,005

(1)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act.

(2)	We are registering an indeterminate number of shares of common stock as may be issued from time to time.

(3)	Under no circumstances will the maximum aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $150,000,000.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 18, 2004

PROSPECTUS

$150,000,000

Hanover Capital Mortgage Holdings, Inc.

Common Stock

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell common stock described in this prospectus in one or more offerings. We may sell common stock directly to investors or through agents, underwriters or dealers. Each time we sell common stock we will provide specific terms of the offering in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our common stock. This prospectus may not be used to consummate a sale of common stock unless accompanied by the applicable prospectus supplement.

      The aggregate offering price of all common stock sold under this prospectus will not exceed $150,000,000.

      Our common stock is listed on the American Stock Exchange under the symbol “HCM.”

      To ensure we qualify as a real estate investment trust, our charter prohibits any person or group of persons from owning, directly or indirectly, more than 7.5% (or in the case of John A. Burchett, our Chairman, Chief Executive Officer and President, more than 20%) of the outstanding shares of any class of our capital stock, unless our Board of Directors waives this limitation.

      This prospectus may not be used to offer or sell any securities unless it is accompanied by a prospectus supplement.

       You should carefully consider the risk factors beginning on page 2 of this prospectus before purchasing any of the securities offered by this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus is                     , 2004.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
ABOUT HANOVER CAPITAL MORTGAGE HOLDINGS
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF OUR CAPITAL STOCK; SELECTED PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BY-LAWS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
SIGNATURES
EXHIBIT INDEX
EX-5.1 OPINION OF PIPER RUDNICK LLP
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP

      We have not authorized any person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or common stock sold on a later date.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements describing or based on our current expectations, intentions or beliefs regarding future events or trends, rather than relating solely to historical matters. You can generally identify forward-looking statements by the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	market trends and risks;

•	our continuing ability to target, price and acquire mortgage-backed securities and mortgage loans;

•	beliefs regarding our ability to manage and hedge the risks associated with our investments;

•	assumptions regarding interest rates and their effect on our hedging strategies;

•	assumptions regarding prepayment and default rates on the mortgage loans securing our mortgage-backed securities and their effect on our hedging strategies;

•	our decision to invest in higher-risk subordinated securities;

•	liquidity of our portfolios and our ability to invest in currently liquid assets;

•	future performance of Hanover Capital Partners Ltd. and HanoverTrade, Inc. and their need for additional capital;

•	availability of reverse repurchase agreements or other financing;

•	the sufficiency of our working capital, cash flows and financing to support our future operating and capital requirements;

•	results of operations and overall financial performance;

•	expectations regarding our future tax treatment;

•	our ability to locate additional funds for HDMF-I LLC;

•	our ability to enter into additional asset management contracts with third parties;

•	our expectations regarding the effects of accounting rules and changes thereto;

•	our expected dividend distribution rate; and

•	changes in government regulation affecting our business.

      You should understand that these forward-looking statements are subject to a number of assumptions, known and unknown risks and uncertainties and other unpredictable factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could impact our actual results include those described in “Risk Factors” and other sections of this prospectus, and in reports that we file from time to time with the Securities and Exchange Commission, which we refer to as the Commission or the SEC, such as our Forms 10-K and 10-Q, as well as the following:

•	changes in interest rates and the yield curve;

•	changes in the prepayment rates or default rates on our mortgage assets;

•	the effectiveness of our hedging and other efforts to mitigate the risks of our investments;

•	the effects of default, bankruptcy and severe weather or natural disasters on the ability of borrowers to repay mortgages included in our asset pools;

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•	the effect of competitive pressures from other financial institutions, including other mortgage REITs;

•	potential declines in our ability to locate and acquire desirable mortgage assets;

•	our ability to borrow at favorable rates and terms;

•	our ability to maintain our qualification as a real estate investment trust for Federal and state income tax purposes;

•	our ability to retain key employees;

•	our ability to manage our growth;

•	our ability to maintain our qualification for exemption from registration as an investment company; and

•	changes in government regulations affecting our business.

      We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus might not occur.

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ABOUT HANOVER CAPITAL MORTGAGE HOLDINGS

      This summary highlights information from this prospectus. Because this is a summary, it may not contain all the information you should consider before investing in the securities we are offering. You should read this entire prospectus and any supplement carefully. You should also read the documents listed below in “Where You Can Find More Information” for information about us and our financial statements. All references to “we,” “us” and similar terms shall mean Hanover Capital Mortgage Holdings, Inc. and its subsidiaries. References to “Hanover” shall mean Hanover Capital Mortgage Holdings, Inc., not including its subsidiaries Hanover Capital Partners Ltd. and HanoverTrade, Inc.

Our Business

      We are a specialty finance company organized in June 1997 as a real estate investment trust, or REIT. Our principal business strategy is to invest in mortgage-backed securities and, to a lesser extent, mortgage loans and to earn net investment income on these investments. In addition, through our operating subsidiaries, Hanover Capital Partners Ltd., which we refer to as HCP, and HanoverTrade, Inc., which we refer to as HT, we generate fee income from consulting, advisory, loan trading and other services.

      We invest in subordinated mortgage-backed securities issued by third parties which are collateralized by pools of prime single-family mortgage loans. These loans are primarily jumbo mortgages, which are residential mortgages with principal balances that exceed limits imposed by Fannie Mae and Freddie Mac. In addition, we invest in mortgage-backed securities issued by Fannie Mae, and we purchase whole single-family mortgage loans for investment, securitization and resale. We also invest in sub- and non-performing single-family mortgage loans mainly through HDMF-I LLC, a limited liability company in which we participate with third party investors and from which we also earn asset management fees.

      HCP generates fee income by providing consulting and advisory services for third parties, including loan sale advisory services, loan file due diligence reviews, staffing solutions and mortgage assignment and collateral rectification services. HT generates fee income by providing loan sale advisory services, valuation services and state-of-the-art technologies as well as by trading and brokering loan pools, mortgage servicing rights and other similar assets through an Internet-based exchange as well as through a more traditional sales force.

      As a REIT, we are generally not subject to Federal or state income tax to the extent we distribute our net taxable income to stockholders. Hanover’s taxable affiliates, however, are subject to Federal and state income tax.

Principal Executive Offices and Telephone Number

      Our principal executive offices are located at 379 Thornall Street, Edison, New Jersey 08837. Our telephone number is (732) 548-0101.

RISK FACTORS

      An investment in our common stock involves various risks. You should carefully consider the risks and uncertainties described below and all other information contained and incorporated by reference in this prospectus before deciding to purchase shares of our common stock. The following is a summary of the risk factors that we currently believe are important and that could cause our results to differ from expectations. This is not an exhaustive list; other factors not listed below could be material to our results. If any of the risks discussed in this prospectus actually occur, our business, operating results, prospects or financial condition could be harmed. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

Risks Related to Our Business

Investing in subordinated mortgage securities exposes us to substantial credit risk.

      A portion of our investment portfolio consists of subordinated mortgage securities. Subordinated interests have a high concentration of credit risk and generally absorb losses prior to all senior tranches of mortgage-backed securities in the same issue. Losses on the underlying mortgage loans may be significant to the owner of a subordinated interest because the investments are leveraged. For example, assume a REIT acquires a $10 million principal amount subordinated interest in a $100 million pool of mortgage loans that is subject to $90 million of senior mortgage-backed securities. If thereafter the $100 million pool of loans experiences $1 million of losses, all of such losses will be allocated to the owner of the subordinated interest. As a result, a 1% loss on the loans would translate into a 10% loss of principal and the related interest income for the owner of the subordinated interest. As of September 30, 2003 we held $26,748,000 of subordinated mortgage securities. To the extent that we suffer losses on our subordinated interests which are greater than those we anticipated at the time of purchase, our business, financial condition and results of operations will be adversely affected.

Mortgage-related assets are subject to risks, including borrower defaults or bankruptcies, special hazard losses, declines in real estate values, delinquencies and fraud.

      During the time we hold mortgage assets we will be subject to the risks of borrower defaults and bankruptcies and special hazard losses, such as those occurring from earthquakes or floods, that are not covered by standard hazard insurance. If a default occurs on any mortgage loan we hold, or on any mortgage loan collateralizing mortgage-backed securities we own, we may bear the risk of loss of principal to the extent of any deficiency between the value of the mortgaged property plus any payments from any insurer or guarantor, and the amount owing on the mortgage loan. Defaults on mortgage loans often coincide with declines in real estate values, which may create greater losses than we anticipated at the time of purchase. Increased exposure to losses on mortgage loans can reduce the value of our investments. In addition, mortgage loans in default are generally not eligible collateral for borrowings and may have to be financed by us from other funds until liquidated.

      In addition, if borrowers are delinquent in making payments on the mortgages underlying our mortgage assets, or if the mortgages are unenforceable due to fraud or otherwise, we might not be able to recoup our investment in such assets.

We could be exposed to economic and other risks due to geographic concentration.

      We do not set specific geographic diversification requirements, although we do monitor the geographic dispersion of the mortgage loans that we hold or that collateralize the mortgage-backed securities we own and make decisions on a portfolio-by-portfolio basis about adding to specific concentrations. Concentration in any one geographic area will increase our exposure to the economic and natural hazard risks associated with that area.

We may be unable to renew our borrowings at favorable rates or refinance our short-term borrowings with longer-term financing, which may affect our profitability.

      Our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings or to refinance such borrowings with longer-term financings. If we are not able to renew or replace maturing borrowings, or obtain longer-term financing, we would have to sell some or all of our assets, possibly under adverse market conditions. In addition, the failure to renew or replace mature borrowings, or obtain longer-term financing, may require us to terminate hedge positions, which could result in further losses. Any number of these factors in combination may cause difficulties for us, including a possible liquidation of a major portion of our portfolio at disadvantageous prices with consequent losses, which may render us insolvent.

Changes in prepayment rates on our mortgage securities may decrease our profitability.

      Pools of mortgage loans underlie the mortgage securities that we own. We generally receive principal distributions from the principal payments that are made on these underlying mortgage loans. We typically acquire subordinated mortgage securities at a discount to the face amount. If the actual prepayment rates are slower than we anticipated at the time of purchase, we would be required to recognize the discount as income more slowly than anticipated. This would adversely affect our profitability. Slower than expected prepayments also may adversely affect the market value of a mortgage security acquired at a discount to its face amount.

      When borrowers repay their mortgage loans faster than expected, this results in prepayments that are faster than expected on the mortgage securities. Faster than expected prepayments could cause us to expense any premium we paid to acquire the security at a rate faster than we had originally anticipated, and could force us to reinvest the principal distributions in new mortgage securities with yields below those payable on the original mortgage securities.

      Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors, all of which are beyond our control. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. While we seek to mitigate prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

Our profitability depends on the availability and prices of mortgage assets that meet our investment criteria.

      The availability of mortgage assets that meet our criteria depends on, among other things, the size and level of activity in the real estate lending markets. The size and level of activity in these markets, in turn, depends on the level of interest rates, regional and national economic conditions, appreciation and decline in property values and the general regulatory and tax environment as it relates to mortgage lending. In addition, we expect to compete for these investments with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related assets, many of which have greater financial resources than we do. If we cannot obtain sufficient mortgage loans or mortgage securities that meet our criteria, at favorable yields, our business will be adversely affected.

Because mortgage-related assets may experience periods of illiquidity, we may incur losses or may be prevented from realizing capital gains if we cannot sell mortgage-related assets at an opportune time.

      We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets may experience periods of illiquidity. The lack of liquidity may result from the absence of a willing buyer or lack of an established market for these assets, as well as legal or contractual restrictions on resale. As a result, the illiquidity of mortgage-related assets may cause us to incur losses or may limit our ability to realize capital gains.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, then we may be compelled to liquidate particular assets at an inopportune time, which could jeopardize our REIT status or cause us to incur losses.

      Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-related assets in our portfolio, may reduce the market value of our portfolio, which may cause our lenders to require additional collateral or otherwise limit our ability to borrow. This requirement for additional collateral may compel us to liquidate our assets at a disadvantageous time. If the sales are made at prices lower than the amortized cost of such investments, we would incur losses. In addition, by changing our mix of investments, we might jeopardize our status as a REIT for Federal tax purposes, or our exemption from the Investment Company Act.

We are subject to various risks related to our use of, and dependence on, debt.

      The amount we have to pay on variable rate debt increases as interest rates increase, which may decrease cash available for distribution to stockholders. We cannot assure you that we will be able to meet our debt service obligations. If we do not meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure. Changes in economic conditions or our financial results or prospects could (1) result in higher interest rates on variable rate debt, (2) reduce the availability of debt financing generally or debt financing at favorable rates, (3) reduce cash available for distribution to stockholders and (4) increase the risk that we could be forced to liquidate assets to repay debt, any of which could have a material adverse effect on us.

      If we violate covenants in any debt agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. Violations of certain debt covenants may result in our being unable to borrow unused amounts under a line of credit, even if repayment of some or all borrowings is not required.

      In any event, financial covenants under our current or future debt obligations could impair our planned business strategies by limiting our ability to borrow beyond certain amounts or for certain purposes.

We may incur losses on our investments during periods of changing interest rates.

      Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, terrorism and other factors beyond our control.

      Fixed-Rate Assets. We fund our acquisition of mortgage-related assets with short-term borrowings through reverse repurchase agreements. As a result, during periods of rising short-term interest rates, our costs associated with reverse repurchase agreements used to fund acquisition of fixed-rate assets may be subject to increases while the income we earn from these assets remains substantially fixed. This reduces the net interest spread between the fixed-rate mortgage-related assets that we purchase and our borrowings used to fund the purchase, which could cause us to suffer a loss.

      Adjustable-Rate Assets. The interest rates on our short-term borrowings may adjust more frequently than the interest rates on our adjustable-rate mortgage-backed securities. Increases in the interest rate on the mortgage loans underlying our adjustable-rate securities are generally limited to either 1% or 2% per adjustment period. Our borrowings will typically not be subject to similar interest rate caps. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps would limit the interest distributions on our adjustable-rate mortgage securities. During a period of rising interest rates, our borrowing costs could increase at a faster pace than our interest earnings from mortgage-backed securities. In addition, some adjustable-rate mortgage-related assets may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we could receive less cash income on adjustable-rate mortgage-backed securities than we need to pay interest on our related borrowings. These factors could lower our net interest income or cause us to suffer a net loss during periods of rising interest rates.

Our use of reverse repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or they file for bankruptcy.

      Our borrowings under reverse repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the reverse repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of reverse repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, our use of reverse repurchase agreements will expose our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

An increase in interest rates may adversely affect our book value.

      Increases in interest rates may negatively affect the market value of our mortgage-related assets. Our fixed-rate securities generally will be more negatively affected by these increases than adjustable-rate securities. In accordance with accounting rules, we will be required to reduce our stockholders’ equity, or book value, by the amount of any decrease in the market value of our mortgage-related assets which are classified as “trading” or “available for sale.” We will be required to evaluate these securities on a quarterly basis to determine their fair value generally using the lower of an internally developed price or one determined by market makers in these securities. If we are required by accounting rules to reduce the value of one or more mortgage securities on our balance sheet, then our stockholders’ equity would be correspondingly reduced. Reductions in stockholders’ equity may decrease the amounts we can borrow to purchase additional securities, which could negatively affect our net interest income.

An interest rate mismatch could occur between asset yields and borrowing rates, resulting in decreased yields on our investment portfolio.

      Our operating results will depend in part on differences between the income from our assets (net of credit losses) and our borrowing costs. We intend to fund the origination and acquisition of a portion of our assets with borrowings that have interest rates that reset relatively rapidly, such as monthly or quarterly. We anticipate that, in many cases, the income from our assets will respond more slowly to interest rate fluctuations than the cost of our borrowings, creating a mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may influence our net income. Increases in these rates will tend to decrease our net income and market value of our mortgage assets. We will incur operating losses if interest rate fluctuations result in our interest expense exceeding interest income.

We may engage in hedging transactions, which can limit our gains and increase exposure to losses.

      We may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt and also to protect our portfolio of mortgage assets from interest rate and prepayment rate fluctuations. Our hedging transactions may include entering into interest rate swap agreements or interest rate cap or floor agreements, purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into forward rate agreements. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates. Moreover, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	Available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought.

•	The duration of the hedge may not match the duration of the related liability.

•	The party owing money in the hedging transaction may default on its obligation to pay.

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•	The value of derivatives used for hedging may be adjusted from time to time to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

      Hedging involves risk and typically involves costs, including transaction costs, that may reduce our overall returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distributions to stockholders. We generally intend to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions. The REIT qualification rules may limit our ability to enter into hedging transactions by requiring us to limit our income from hedges. See “Risks Related to Our Status as a REIT and Our Investment Company Act Exemption — Complying with REIT requirements may limit our ability to hedge effectively.” If we are unable to hedge effectively because of the REIT rules, we will face greater interest rate exposure than may be commercially prudent.

Interest rate fluctuations may adversely affect our net income, common stock and the market value of our mortgage assets.

      Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect our income and value of our common stock in many ways and present a variety of risks including the risk of variances in the yield curve, a mismatch between asset yields and borrowing rates, and changing prepayment rates.

      Variances in the yield curve may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Short-term interest rates are ordinarily lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage loan assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

      The effect of a mismatch between asset yields and borrowing rates is explained in the risk factor above under “Risks Related to Our Business — An interest rate mismatch could occur between asset yields and borrowing rates, resulting in decreased yields on our investment portfolio.” The effect of mortgage prepayments is explained in the risk factor above under “Risks Related to Our Business — Changes in prepayment rates on our mortgage securities may decrease our profitability.”

The loss of any of our executive officers could adversely affect our operating performance.

      Our operations and financial performance depend heavily upon the efforts of John A. Burchett, our Chief Executive Officer, President and Chairman, Joyce S. Mizerak, our Senior Managing Director and Secretary, Irma N. Tavares, our Senior Managing Director, and George J. Ostendorf, our Senior Managing Director, all of whom are members of our executive management team. We cannot assure you that these executive officers can be replaced with equally skilled and experienced professionals. Although all of these executive officers have employment and non-competition agreements with us through June 2007, we cannot assure you of the continued employment of all of our officers. The loss of any one of these individuals could have a material adverse effect upon our business, financial condition and results of operations.

We may hold title to real property, which could cause us to incur costly liabilities.

      We may be forced to foreclose on a defaulted mortgage in order to recoup part of our investment, which means we might hold title to the underlying property until we are able to arrange for resale and will therefore be subject to the liabilities of property owners. For example, we may become liable for the costs of removal or remediation of hazardous substances. These costs may be significant and may exceed the value of the property. In addition, current laws may materially limit our ability to resell foreclosed properties, and future laws, or more stringent interpretations or enforcement policies of existing requirements, may increase our exposure to liability.

Non-standard mortgage loans may be difficult to enforce or otherwise expose us to increased risk.

      We take certain risks to the extent we invest in non-standard, single-family mortgage loans and securities collateralized by such loans. If these mortgage loans are missing any documents, such as the original note, they may be difficult to enforce. These mortgage loans may also have inadequate property valuations. In addition, if a single-family mortgage loan has a poor payment history, it is more likely to have future delinquencies because of poor borrower payment habits or a continuing cash flow problem.

We rely on third parties for the provision of key services, the failure or interruption of which could adversely affect our business.

      We rely and expect to continue to rely on third parties for various computer and communications systems and services, such as website hosting providers, telephone companies, online service providers and software and hardware vendors. Our systems, or those of our third-party providers, may fail or operate slowly, causing one or more of the following: unanticipated disruptions in service to our clients; slower response times; delays in our clients’ trade execution; failed settlement of trades; incomplete or inaccurate accounting, recording or processing of trades; financial losses; litigation or other client claims; and regulatory sanctions.

HCP’s and HT’s operations may be adversely affected by the loss of any one customer.

      For the nine months ended September 30, 2003, approximately 53% of HCP’s revenues came from contracts with three customers, and 40% of HT’s revenues came from two customers. If HCP or HT were to lose any one of these customers, or otherwise fail to maintain existing and obtain new contracts from other customers, its revenues could decline significantly.

HT has invested a significant amount of its capital in software, and a significant write-down of its capitalized software could adversely affect our results of operations.

      HT has invested a significant amount of its capital in technology applications for performing analysis of mortgage pools and mortgage servicing. Should these assets become obsolete due to technological or competitive reasons, or lack of product acceptance by the market, then HT may have to abandon some of the existing software applications it has developed. A significant write-down of its capitalized software due to obsolescence could adversely affect our results of operations.

Our business could be adversely affected if we are unable to safeguard the security and privacy of the personal financial information we receive.

      In connection with our loan file due diligence reviews and other consulting and advisory services with respect to mortgage loans that we provide to third parties, HCP has access to the personal financial information of the borrowers. In addition, in operating an Internet exchange for trading mortgage loans, HT sometimes has access to borrowers’ personal financial information, which it may provide to potential third party investors in the mortgage loans. This personal financial information is highly sensitive and confidential, and if a third party were to misappropriate this information, we potentially could be subject to both private and public legal actions. Although we have policies and procedures designed to safeguard confidential information, we cannot assure you that these policies and safeguards are sufficient to prevent the misappropriation of confidential information or that our policies and safeguards will be deemed compliant with any existing Federal or state laws or regulations governing privacy, or with those laws or regulations that may be adopted in the future.

Risks Related to Our Status as a REIT and Our

Investment Company Act Exemption

If we do not maintain our status as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

      We believe that we currently qualify, and expect to continue to qualify, as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means we would be unable to deduct distributions made to stockholders in computing taxable income and would be subject to Federal income tax on our taxable income at regular corporate rates;

•	our tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost our qualification, and our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

      Even if we remain qualified for taxation as a REIT, we may be subject to certain Federal, state and local taxes on our income and assets. For example:

•	We will be required to pay tax on undistributed REIT taxable income.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference.

•	If we have net income from the disposition of foreclosure property held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay tax on that income at the highest corporate rate.

•	If we sell a property in a “prohibited transaction,” our gain from the sale would be subject to a 100% penalty tax. A “prohibited transaction” would be a sale of property, other than a foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Our taxable REIT subsidiaries are fully taxable corporations and will be required to pay Federal and state taxes on their income.

If we fail to comply with rules governing our ownership interests in “taxable REIT subsidiaries,” we will lose our REIT qualification.

      On January 1, 2001, the REIT Modernization Act became effective. Among other things, it allows REITs, subject to certain limitations, to own, directly or indirectly, up to 100% of the stock of a “taxable REIT subsidiary” that can engage in businesses previously prohibited to a REIT. In particular, the Act permitted us to restructure our operating subsidiaries, HCP, HT and Hanover Capital Partners 2, Inc., which we refer to as HCP-2, as taxable REIT subsidiaries. As a result, for periods ending after June 30, 2002, the financial statements of HCP, HT and HCP-2 have been consolidated with our financial statements. However, the taxable REIT subsidiary provisions are complex and impose several conditions on the use of taxable REIT subsidiaries, which are generally designed to ensure that taxable REIT subsidiaries are subject to an appropriate level of corporate taxation. Further, no more than 20% of the fair market value of a REIT’s assets may consist of securities of taxable REIT subsidiaries, and no more than 25% of the fair market value of a REIT’s assets may consist of non-qualifying assets, including securities of taxable REIT subsidiaries and other taxable subsidiaries. In addition, the REIT Modernization Act legislation provides that a REIT may not own more than 10% of the voting power or value of a taxable subsidiary that is not treated as a taxable REIT subsidiary. If our investments in our subsidiaries do not comply with these rules, we would fail to qualify as a REIT and we would be taxed as a regular corporation. Furthermore, certain transactions between us and a taxable REIT subsidiary that are not conducted on an arm’s length basis would be subject to a tax equal to 100% of the amount of deviance from an arm’s length standard.

Complying with REIT requirements may limit our ability to hedge effectively.

      The REIT provisions of the Code may substantially limit our ability to hedge mortgage assets and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified real estate assets, to no more than 25% of our gross income. In addition, we must limit our aggregate income from nonqualified hedging transactions, from our provision of services and from other non-qualifying sources to no more than 5% of our annual gross income. As a result, we may have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to observe these limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for Federal income tax purposes. The fair market value of a hedging instrument will not be counted as a qualified asset for purposes of satisfying the requirement that, at the close of each calendar quarter, at least 75% of the total value of our assets be represented by real estate and other qualified assets.

REIT requirements may force us to forgo or liquidate otherwise attractive investments.

      In order to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the fair market value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. Our efforts to comply with the rules might force us to pass up opportunities to acquire otherwise attractive investments. If we fail to comply with these requirements at the end of any calendar quarter, we may be able to correct such failure within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffer adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Complying with REIT requirements may force us to borrow or liquidate assets to make distributions to stockholders.

      As a REIT, we must distribute at least 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we may generate taxable income greater than our net income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. If we do not have other funds available in these situations, we could be required to borrow funds, sell a portion of our mortgage securities at disadvantageous prices or find another alternative source of funds in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement. These alternatives could increase our costs or reduce our equity.

We may incur excess inclusion income that would increase the tax liability of some of our stockholders.

      In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business or trade income, or UBTI, as defined in Section 512 of the Code. If, however, we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses. If the stockholder is a tax-exempt entity, then this income would be fully taxable as UBTI under Section 512 of the Code. If the stockholder is foreign, then it would be subject to Federal income tax withholding on this income without reduction pursuant to any otherwise applicable income tax treaty.

      Excess inclusion income would be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-related assets securing those debt obligations. We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. We do, however, enter into various reverse repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. The IRS may determine that these borrowings give rise to excess inclusion income that should be allocated among stockholders. Furthermore, some types of tax-exempt entities, including, without limitation, voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our common stock, may be required to treat a portion of or all of the dividends they may receive from us as UBTI.

Regulation as an investment company could materially and adversely affect our business; efforts to avoid regulation as an investment company could limit our operations.

      We intend to conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act of 1940, as amended. Investment company regulations, if they were deemed applicable to us, would prevent us from conducting our business as described in this prospectus by, among other things, limiting our ability to use borrowings.

      The Investment Company Act exempts entities that are primarily engaged in purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the SEC’s current interpretation, in order to qualify for this exemption we must maintain at least 55% of our assets directly in qualifying real estate interests. However, mortgage-backed securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not be counted towards our satisfaction of the 55% requirement. The SEC has taken the position that investments in the subordinated tranches of securitized loan pools do not constitute “qualifying real estate interests.” Our ownership of these mortgage-backed securities, therefore, is limited by the provisions of the Investment Company Act. In addition, competition may prevent us from acquiring assets that meet the 55% requirement at favorable yields or from acquiring sufficient qualifying assets to maintain our exemption under the Investment Company Act. Furthermore, the SEC may interpret the exemption to require that a certain percentage of our income must be derived from qualifying real estate interests. If the SEC changes its position on the interpretation of the exemption, we could be required to sell assets under potentially adverse market conditions in order to meet the new requirements.

Risks Related to This Offering and Our Corporate Structure

Our stock price may be volatile, which could result in substantial losses for our stockholders.

      The market price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	issuing new equity securities pursuant to this offering or otherwise;

•	the amount of our common stock outstanding and the trading volume of our stock;

•	actual or anticipated changes in our future financial performance;

•	changes in financial estimates of us by securities analysts;

•	competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the operating and stock performance of our competitors;

•	changes in Federal and state tax law;

•	changes in interest rates; and

•	losses of key personnel.

We have not established a minimum dividend payment level and there are no assurances of our ability to continue to pay dividends in the future.

      In an effort to continue to qualify as a REIT under the Code, we intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. However, we have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time. We cannot assure you that we will continue to pay dividends in the future.

Our charter limits ownership of our capital stock and attempts to acquire our capital stock.

      For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 7.5% (except in the case of John A. Burchett, our Chairman, Chief Executive Officer and President, who can acquire up to 20%) in value of the outstanding shares of our capital stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 7.5% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 7.5% of the outstanding stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our capital stock in excess of the ownership limit without the consent of the Board of Directors will be void, and could result in the shares being transferred by operation of law to a charitable trust.

Because provisions contained in Maryland law, our charter, our by-laws and our stockholder rights plan may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares.

      Provisions contained in our charter, by-laws and stockholder rights plan, as well as Maryland general corporation law, may have anti-takeover effects that delay, defer or prevent a takeover attempt, which may prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

•	Ownership limit. The ownership limit in our charter restricts related investors, including, among other things, any voting group, from acquiring over 7.5% (or, in the case of John A. Burchett, our Chairman, Chief Executive Officer and President, over 20%) of our common stock without our permission.

•	Stockholder rights plan. We have adopted a stockholder rights plan that may discourage any investor from acquiring over 10% of our common stock (except for John A. Burchett, for whom the limit is 20%, and Wallace Weitz, for whom the limit is 17%) because, upon this type of acquisition without the approval of our Board of Directors, all other common stockholders will have the right to purchase a specified amount of our common stock at a 50% discount from the market price.

•	Preferred stock. Our charter authorizes our Board of Directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions can be taken without soliciting stockholder approval.

•	Staggered board and removal of directors. Our Board of Directors, elected by the holders of our common stock, is divided into three classes, and each director serves for a three-year term. As a result, it generally is not possible to elect a majority of our directors in any single year. Directors may be removed only for cause upon the affirmative vote of the holders of at least the majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election of directors.

•	Maryland business combination statute. Maryland law limits the ability of holders of more than 10% of the voting power of a corporation’s shares to engage in a business combination with the corporation.

•	Maryland control share acquisition statute. Maryland law limits the voting rights of “control shares” of a corporation in the event of a “control share acquisition.” Although our by-laws currently contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our capital stock, our Board of Directors has the power to amend or eliminate this provision at any time in the future without stockholder approval.

•	Maryland unsolicited takeover statute. Under Maryland law, our Board of Directors could adopt various anti-takeover provisions, such as requiring a two-thirds vote of stockholders to remove directors, without the consent of stockholders. The adoption of such measures could discourage offers for us or make an acquisition of our company more difficult, even when an acquisition is in the best interest of our stockholders.

Your investment in our common stock has various Federal, state and local income tax risks that could affect the value of your investment.

      Because of the complex nature of the tax rules applicable to REITs and their stockholders, we strongly urge you to consult your own tax advisor concerning the effects of Federal, state and local income tax law on an investment in our common stock.

Future offerings of debt or equity securities may adversely affect the market price of our common stock.

      In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings could receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Tax legislation could affect the value of our stock.

      On May 28, 2003, President Bush signed the Jobs and Growth Tax Relief and Reconciliation Act of 2003. This legislation, which is retroactive to January 1, 2003, among other things, reduces the rate at which individual stockholders are subject to tax on dividends paid by regular C corporations (but generally not by REITs) to a maximum rate of 15%. Generally, REITs are tax advantaged relative to C corporations because, unlike C corporations, REITs are allowed a deduction for dividends paid, which, in most cases, allows a REIT to avoid paying corporate level Federal income tax on its earnings. The provisions of the newly enacted legislation reducing the rate at which individuals pay tax on dividend income from C corporations may reduce the perceived tax advantage of investing in a REIT compared to investing in a C corporation engaged in similar activities.

      In addition to the newly enacted legislation, future tax legislation could adversely affect the value of our stock if, for instance, the favorable tax treatment of REITs is eliminated, the tax rate on regular C corporation dividends is reduced further or favorable tax treatment in states where we operate is eliminated. While we are not currently aware of any such proposed changes in the tax laws, if any one of these events happens, then the value of our common stock may be adversely affected.

We may change our policies without stockholder approval.

      Our Board of Directors and management determine all of our policies, including our investment, financing and distribution policies. Although they have no current plans to do so, they may amend or revise these policies at any time without a vote of our stockholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock or our ability to pay dividends or distributions.

USE OF PROCEEDS

      Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used primarily to purchase subordinated mortgage-backed securities and other mortgage-related assets. We may also use the proceeds for general corporate purposes.

DESCRIPTION OF OUR CAPITAL STOCK; SELECTED PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BY-LAWS

      The description of our capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to our amended charter, a copy of which is attached as an exhibit to the registration statement of which this prospectus is a part, by our by-laws, and by the relevant provisions of the Maryland General Corporation Law. Our authorized capital stock consists of:

•	90 million shares of common stock, par value $0.01 per share; and

•	10 million shares of preferred stock, par value $0.01 per share.

      As of January 20, 2004, we had 8,192,903 shares of our common stock outstanding and no shares of our preferred stock outstanding.

      As permitted by Maryland law, our charter permits our Board of Directors, without stockholder approval, to classify and reclassify any unissued shares of our capital stock by setting or changing the rights, preferences or restrictions relating to dividends, voting power, conversion features, redemption, liquidation preferences and other rights and limitations.

Common Stock

      Each share of our common stock entitles its holder to one vote on all matters to be voted on by common stockholders. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Holders of our common stock are entitled to share ratably as a single class in any dividends declared by our Board of Directors, subject to the rights of any preferred stock we may issue in the future. In the event we liquidate, dissolve or wind-up, our common stockholders will share ratably in assets remaining after the payment of all of our liabilities and all liquidation and other preference amounts to any preferred stockholders or senior stockholders. There are currently no conversion rights, redemption provisions or sinking-fund provisions relating to the shares of common stock. No holder of our stock has any preemptive right to purchase any of our common stock or other securities of ours. All shares of our common stock issued in connection with this prospectus will be duly authorized, fully paid and nonassessable.

Preferred Stock

      We may issue preferred stock from time to time in one or more classes or series. For each class or series of preferred stock that we issue, our Board of Directors may establish rights, preferences or restrictions relating to dividends, voting power, conversion features, redemption, liquidation preferences and other rights and limitations.

      Without seeking stockholder approval, our Board of Directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock, and that could have anti-takeover effects.

Ownership Restrictions

      Two of the requirements for qualification for the tax benefits accorded by the REIT provisions of the Code are that:

•	during the last half of each taxable year not more than 50% in value of our outstanding shares may be owned directly or indirectly by five or fewer individuals (including entities treated as individuals for these purposes), and

•	there must be at least 100 stockholders on 335 days of each taxable year of 12 months (or during a proportionate part of a shorter taxable year).

In order for us to meet these requirements at all times, our charter prohibits any person or group of persons from acquiring or holding, directly or indirectly, shares of capital stock in excess of 7.5% of the value of the aggregate of the outstanding shares of capital stock, except that John A. Burchett, our Chairman, President and Chief Executive Officer, is permitted to hold up to 20%. For this purpose, the term “ownership” includes both beneficial ownership and constructive ownership. Beneficial ownership is defined in our charter to include interests that would be treated as owned through the application of

Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. Constructive ownership is defined in our charter to include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. Under these rules, an individual who directly holds less than 7.5% of the shares outstanding (or 20% in the case of Mr. Burchett) may nevertheless be in violation of the ownership limitations set forth in our charter through indirect or attributed ownership. Subject to certain limitations, our Board of Directors may change the ownership limitations or waive the limitations for certain investors.

      In addition to the ownership limitations described above, our charter also prohibits:

•	any person from beneficially or constructively owning shares of capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise causing us to fail to qualify as a REIT, and

•	any person from transferring shares of capital stock if such transfer would result in shares of capital stock being owned by fewer than 100 persons.

      If any transfer of shares of capital stock would result in any person beneficially or constructively owning capital stock in violation of our transfer or ownership limitations, then the number of shares of capital stock causing the violation (rounded to the nearest whole share) shall be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee shall not acquire any rights in such shares. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of a charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to our discovery that shares of capital stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee.

      Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of:

•	the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price (as defined below) of the shares on the day of the event causing the shares to be held in the trust, and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary.

      For this purpose, market price means the last sale price for such shares on the relevant date. In case no such sale takes place on such day, the market price shall be the average of the closing bid and asked prices on the American Stock Exchange. In the event that no trading price is available for such shares, the fair market value of the shares shall be as determined in good faith by our Board of Directors.

      Every beneficial or constructive owner of 5% or more (or such lower percentage as required by the Code or its accompanying regulations) of all classes or series of our capital stock, within 30 days after the first day of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock beneficially or constructively owned and a description of the manner in which such shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

Classified Board of Directors

      Our charter provides for our Board of Directors to be divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors. At each annual meeting of stockholders, successors to the directors whose terms expire at that annual meeting are elected for a three-year term. As a result, approximately one-third of the members of our Board of Directors are elected each year, and our directors serve staggered three-year terms.

      This provision could prevent a stockholder (or group of stockholders) having majority voting power from obtaining control of our Board of Directors until the second annual stockholders’ meeting after the time that the stockholder (or group of stockholders) obtains majority voting power. Therefore, this provision may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

Removal of Directors

      Our charter provides that a director may be removed at any time but only for cause upon the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election of directors.

Special Meetings

      Our by-laws provide that special meetings of our stockholders may only be called by a majority of our directors, the chairperson of our Board of Directors, our President or holders of a majority of the votes entitled to be cast at the meeting. These provisions may make it more difficult for stockholders to take an action that our Board of Directors opposes.

Advance Notice Requirements for Stockholder Proposals and Board Nominations

      Our charter and by-laws establish advance notice procedures with regard to all stockholder proposals to be presented at annual meetings or special meetings, including proposals for the nomination of candidates for election as directors. These notice procedures impose timing and form requirements with which stockholders must comply in order for prospective proposals to be eligible for consideration. Our Board of Directors then considers whether the matter is one that is appropriate for consideration by our stockholders under Maryland corporate law and the SEC’s rules. These notice provisions may preclude or deter some stockholders from bringing matters before a stockholders’ meeting or from making nominations for directors.

Amendment of Charter and By-Law Provisions

      Our charter provides that the affirmative vote of the holders of at least two-thirds of the aggregate votes entitled to be cast thereon is required to amend, modify or repeal any provision of our charter relating to:

•	our classified Board of Directors;

•	the limitation of liability of our officers and directors;

•	the election and removal of our directors;

•	the powers delegated exclusively to the Board of Directors;

•	the indemnification of our officers, directors, employees and agents;

•	provisions regarding voting and approval requirements, including those relating to amendments to our charter;

•	provisions restricting the beneficial and constructive ownership of our common stock;

•	provisions that would cause us to fail to qualify as a REIT under the Code;

•	the rights, voting powers, restrictions and other terms of our common stock; and

•	the procedures by which stockholder proposals may be considered at any meeting.

With respect to all other amendments, our charter may be amended by the affirmative vote of the holders of at least the majority of the aggregate votes entitled to be cast thereon.

      Our by-laws can be repealed, altered or amended by holders of a majority of the outstanding shares entitled to vote in the election of directors or by two-thirds of the Board of Directors.

Stockholder Rights Plan

      We have adopted a stockholder rights plan to enable our stockholders to, among other things, receive fair and equal treatment in the event of any proposed acquisition of our company. Our stockholder rights plan may have the effect of delaying, deferring or preventing a change in control of our company and, therefore, could adversely affect our stockholders’ ability to realize a premium over the then-prevailing market price for our common stock in connection with a change in control transaction. A fuller description of our stockholder rights plan can be found in our Current Report on Form 8-K filed with the SEC on April 24, 2000, which includes the stockholder rights plan as an exhibit, and in the two amendments to the stockholder rights plan, which are attached as exhibits to our Current Report on Form 8-K filed with the SEC on July 16, 2002.

      In connection with the adoption of the stockholder rights plan, our Board of Directors declared a dividend distribution of one preferred share purchase right for each outstanding share of our common stock to stockholders of record on April 28, 2000. Each preferred share purchase right entitles the registered holder of this right to purchase from us one one-hundredth of a share of Participating Preferred Stock, par value $0.01 per share, at a cash exercise price of $17.00, subject to adjustment.

      The preferred share purchase rights are currently not exercisable and are attached to and trade with all shares of our common stock outstanding as of, and issued subsequent to, the April 28, 2000 record date. The preferred share purchase rights will separate from our common stock and will become exercisable upon the earlier of:

•	ten business days following a public announcement that a person or group of affiliated or associated persons, referred to as an “acquiring person,” has acquired, or obtained the right to acquire, beneficial ownership of 10% or more (or, in the case of John A. Burchett, 20%, and in the case of Wallace Weitz, 17%) of the outstanding shares of our common stock, other than as a result of our repurchases of stock or inadvertent actions by institutional or other stockholders; or

•	ten business days, or a later date as our Board of Directors shall determine, following the commencement of a tender offer or exchange offer that would result in a person or group becoming an “acquiring person,” as described above.

      The holder of each preferred share purchase right (except those held by an acquiring person) will have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right.

      The preferred share purchase rights will expire on April 28, 2010, unless the expiration date is extended or we redeem or exchange the rights before this date.

Business Combinations Under Maryland Law

      Maryland law prohibits specified “business combinations” between a Maryland corporation and an “interested stockholder.” These business combinations include a merger, consolidation, share exchange, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is:

•	anyone who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who was an interested stockholder or an affiliate or an associate of the interested stockholder at any time within the two-year period prior to the date in question.

      Business combinations with an interested stockholder are prohibited for five years after the most recent date on which the stockholder became an interested stockholder. Thereafter, any business combinations with the interested stockholder must be recommended by our Board of Directors and approved by the vote of:

•	at least 80% of the votes entitled to be cast by all holders of voting shares; and

•	at least two-thirds of the votes entitled to be cast by all holders of our voting shares other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder.

      However, these special voting requirements do not apply if our stockholders receive a minimum price for their shares, as specified in the statute, and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

      This business combination statute does not apply to business combinations that are approved or exempted by our Board of Directors prior to the time that the party becomes an interested stockholder. The statute also does not apply to stockholders that acquired 10% or more of our voting shares in a transaction approved by our Board of Directors. A Maryland corporation may adopt an amendment to its charter electing not to be subject to these special voting requirements. Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. Our charter and by-laws contain no provision exempting us from this business combination statute.

      The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating such offers, even if the acquisition would be in our stockholders’ best interests.

Control Share Acquisitions Under Maryland Law

      Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are also employees. Control shares are shares of outstanding voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	10% or more but less than 33 1/3%;

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

      Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

      A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the Board of Directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may present the question at any stockholders’ meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise their statutory appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a “control share acquisition.”

      The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the corporation’s charter or by-laws.

      Our by-laws currently contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our capital stock. However, our Board of Directors may decide to amend or eliminate this provision at any time in the future.

Transfer Agent and Registrar

      EquiServe Trust Company, N.A. is our transfer agent and registrar.

FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes particular U.S. federal income tax considerations regarding our qualification and taxation as a REIT and particular U.S. federal income tax consequences resulting from the acquisition, ownership and disposition of our common stock. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, those holding common stock as part of a conversion transaction, a hedge or hedging transaction or as a position in a straddle for tax purposes, and, except as discussed below under “Taxation of Tax-Exempt Stockholders,” tax-exempt entities, or under “Taxation of Non-United States Stockholders,” foreign corporations or partnerships, and individuals who are not citizens or residents of the United States. This discussion assumes that you will hold our common stock as a “capital asset,” generally property held for investment, as defined in the Code.

      The information in this section is based on the Code, current, temporary and proposed regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. In each case, these sources are relied upon as of the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and practices and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this section is based. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the IRS or will be sustained by a court if so challenged.

      You are urged to consult with your own tax advisor regarding the specific consequences to you of the purchase, ownership and sale of stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such purchase, ownership, sale and election and the potential changes in applicable tax laws.

General

      We have made an election to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1997. We believe that we were organized and have operated in a manner so as to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code, as described in this prospectus, with regard to, among other things, the source of our gross income, the composition of our assets, our distribution levels and our diversity of stock ownership. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we have qualified or will remain qualified as a REIT.

      In the opinion of Piper Rudnick LLP, commencing with our taxable year ended December 31, 1997, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to qualify as a REIT for our taxable year ending December 31, 2004 and in the future. Investors should be aware that Piper Rudnick LLP’s opinion is based upon certain assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, the sources of our income and our compliance with the requirements to qualify as a REIT under the Code with respect to taxable years ending prior to and after the date hereof. In this regard, with our consent, Piper Rudnick LLP has not independently verified the accuracy of such representations and assumptions. Moreover, the Company has entered into a closing agreement with the IRS, which relates to the Company’s compliance with certain REIT qualification requirements during its taxable years ending December 31, 2001 and December 31, 2002. Piper Rudnick LLP has specifically assumed that we complied with the REIT qualification requirements addressed in the closing agreement during all applicable periods for such taxable years. The opinion of Piper Rudnick LLP is not binding upon the IRS or any court. In addition, Piper Rudnick LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws.

      The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations and administrative and judicial interpretations of Code provisions and regulations. Except as noted below, we have not requested a ruling from the IRS with respect to any issues relating to our qualification as a REIT. Therefore, we can provide no assurance that the IRS will not challenge our REIT status.

      So long as we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation (taxation once at the corporate level when income is earned and once again at the stockholder level when the income remaining after corporate tax is distributed). We will be required to pay federal income tax, however, as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains. We may elect to retain and pay income tax on our net capital gain. Net capital gain is the excess of net long-term capital gain over net short-term capital loss for the taxable year.

•	Second, we may be required to pay the “alternative minimum tax” as a consequence of our items of tax preference.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business, or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to:

•	the greater of (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (2) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by

•	a fraction intended to reflect our profitability.

•	Sixth, we will be required to pay a 4% excise tax on the amount by which our annual distributions to stockholders is less than the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from prior periods.

•	Seventh, if we acquire any asset from a corporation which is or has been taxed as a C corporation under the Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset,

        in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that we will not elect immediate taxation when the asset is acquired.

•	Eighth, we could be subject to a tax if our dealings with any taxable REIT subsidiaries (defined below) are not at arm’s length in an amount equal to 100% of the deviation between the amount involved and an arm’s length amount.

Requirements for Qualification as a REIT

      The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	that issues transferable shares or transferable certificates to evidence beneficial ownership;

•	that would be taxable as a domestic corporation but for its election to be taxed as a REIT;

•	that is not a financial institution or an insurance company within the meaning of the Code;

•	that is beneficially owned by 100 or more persons;

•	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include some entities) during the last half of each taxable year (the “5/50 Rule”);

•	that files an election and continues such election to be taxed as a REIT on its return for each taxable year;

•	that uses a calendar year for federal income tax purposes; and

•	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

      All of the first four conditions stated above must be met during the entire taxable year, and the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.

      For purposes of the 5/50 Rule, an “individual” generally includes a supplemental employment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, an “individual” generally does not include a trust that is a qualified employee pension or profit-sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

     Stock Ownership Tests

      Our charter provides for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the 100 stockholder requirement and the 5/50 Rule described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our status as a REIT may terminate. If, however, we complied with the rules contained in applicable regulations that require a REIT to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirements of the 5/50 Rule described above, we would not be disqualified as a REIT.

     Income Tests

      We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•	We must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rents from real property, interest on obligations secured by mortgages on real property or on interests in real property, gain from the disposition of certain “qualified real estate assets,” and income from certain types of temporary investments (the “75% gross income test”); and

•	We must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of (a) the sources of income that satisfy the 75% gross income test or (b) dividends, interest, gain from the sale or disposition of stock or securities, and income from qualified hedging transactions (the “95% gross income test”).

      For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any wholly-owned limited liability company or qualified REIT subsidiary. A “qualified REIT subsidiary” is a corporation other than a taxable REIT subsidiary, all of the stock of which is owned by a REIT.

      Interest will qualify as interest on obligations secured by mortgages on real property or on interests in real property in satisfying the gross income requirements for a REIT described above only if several conditions are met.

      First, for purposes of the gross income requirements, interest includes only amounts that represent compensation for the use or forbearance of money and does not include a charge for services. Second, subject to certain exceptions, interest generally does not include amounts received or accrued, directly or indirectly, if the amount depends, in whole or in part, on the income or profits of any person. One exception to this rule is that amounts may be based on a fixed percentage or percentages of the gross receipts or sales of a person and still constitute interest for these purposes. The second exception would be available if the REIT receives or accrues amounts that would be excluded from interest because the borrower receives or accrues an amount based on the income or profits of any person; in such case, only a proportionate part of the amount received or accrued by the REIT is excluded from being treated as interest. Third, if the borrower derives substantially all of its gross income with respect to the property subject to the mortgage from the leasing of its property to tenants, an amount based on the net income or profits of the borrower may be treated as interest to the extent attributable to amounts received or accrued by the borrower that would qualify as rents from real property had such amounts been received by the REIT.

      Interest on obligations secured by mortgages on real property or on interests in real property will be treated as qualifying income to the extent that the fair market value of the property that secures the loan has a value greater than or equal to the highest principal amount, including accrued interest, of such loan outstanding during the taxable year. To the extent the fair market value of such property at the time of our origination or acquisition of the loan is less than the highest principal amount, including accrued interest, of such loan outstanding during the taxable year, only a proportionate part of the interest on such loan shall be treated as qualifying income for purposes of the 75% gross income test. All of the interest income from the loan will be qualifying income for purposes of the 95% gross income test. If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

      In addition, interest includes income from a REMIC, as long as at least 95% of the assets of the REMIC are interests in real property. If less than 95% of the assets of a REMIC consist of qualifying real estate assets, income received by the REIT will be treated as interest from a mortgage loan in the proportion in which assets of the REMIC consist of real estate assets.

      We do not intend to acquire any real property with the proceeds of securities covered by this prospectus and any prospectus supplement, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, any rent that we receive from the tenants of such real property will qualify as “rents from real property,” which is qualifying income for purposes of both gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, we may not own, actually or constructively, a 10% or greater interest, measured by vote or value, in the equity of a tenant from whom we receive rent.

•	Third, rent attributable to personal property will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a taxable REIT subsidiary, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

      A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We cannot assure you that we will comply with the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. In particular, if we acquire mortgage loans and subsequently dispose of or securitize those loans in a transaction that is treated as a sale of the loans for Federal income tax purposes, we potentially may incur the 100% tax on sales of dealer property.

      We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will generally qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      From time to time, we intend to enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      We inevitably may have some gross income from various sources that fails to constitute qualifying income for purposes of one or both of the gross income tests, such as qualified hedging income which would constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. However, we intend to maintain our REIT status by carefully monitoring any such potential nonqualifying income.

      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      If we are entitled to avail ourselves of the relief provisions, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. Even if we qualify for relief, a 100% tax would be imposed with respect to the portion of our taxable income that fails the 75% or 95% test.

Asset Tests

      At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature and diversification of our assets:

•	at least 75% of the value of our total assets must be represented by qualified real estate assets, cash, cash items and government securities;

•	not more than 25% of the value of our total assets may be represented by securities, other than those securities included in the 75% asset test;

•	the value of any one issuer’s securities (other than securities of a taxable REIT subsidiary or a qualified REIT subsidiary, equity interests in a partnership, and securities includible in the 75% test) may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of the total voting power or value of the outstanding securities of any one issuer (other than securities of a qualified REIT subsidiary or a taxable REIT subsidiary, equity interests in a partnership, securities includible in the 75% test and, with respect to the 10% value test, certain “straight debt” securities); and

•	not more than 20% of the value of our total assets may be represented by securities we own in one or more taxable REIT subsidiaries.

For these purposes, we will be deemed to own a proportionate share of the assets of any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which we own an interest, which share is determined by reference to our capital interest in the entity, and will be deemed to own the assets owned by any qualified REIT subsidiary and any other entity that is disregarded for federal income tax purposes.

      A mortgage loan will be a qualifying real estate asset for purposes of the 75% asset test if the fair market value of the real property securing the loan equals or exceeds the outstanding principal balance of the mortgage loan. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the encumbered real property.

      Prior to July 1, 2002, we owned 100% of the nonvoting preferred stock of HCP, HT and HCP-2, which represented 97% of the economic interest of HCP and HT and 99% of the economic interest of HCP-2. All of the common stock of HCP, HT and HCP-2 was held by certain of our executive officers and directors. None of these corporations qualify as a REIT. The REIT Modernization Act imposed an additional requirement, applicable to taxable years beginning after December 31, 2000, that a REIT not own more than 10% of the value of the outstanding securities of an one issuer (the “10% By Value Limitation”). Previously, a REIT was only prohibited from owning more than 10% of the total voting power of the outstanding securities of an one issuer (the “10% By Vote Limitation”). The 10% By Value Limitation does not apply to securities held by a REIT on July 12, 1999 provided that certain events relating to the issuer of such securities do not occur at any time after July 12, 1999. Under a closing agreement dated January 31, 2003 between us and the IRS, it was agreed that the IRS shall not challenge our status as a REIT solely on the basis of our failure to comply, for the taxable years ended December 31, 2001 and December 31, 2002, with the 10% By Value Limitation by reason of our ownership of securities in HCP, HT and HCP-2. The closing agreement will cease to be binding on the IRS if it is determined that we misrepresented or omitted any material fact in the process of obtaining the closing agreement. We and our advisors believe that no material fact was misrepresented or omitted in the process of obtaining the closing agreement.

      The REIT Modernization Act also provides that the 10% By Value Limitation and the 10% By Vote Limitation do not apply to securities issued by a taxable REIT subsidiary. Taxable REIT subsidiary elections have been made for HCP, HT and HCP-2 effective as of April 1, 2002. However, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

      A “taxable REIT subsidiary” is a corporation some of the stock of which is owned, directly or indirectly, by a REIT (a parent REIT) and which, together with its parent REIT, makes an election to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary may earn income that would be nonqualifying income if earned directly by a REIT and is generally subject to full corporate level tax.

      Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). The Bush Administration’s proposed budget for Fiscal Year 2005 would tighten such limitation by, among other things, limiting the interest deduction to 25% of the taxable REIT subsidiary’s adjusted taxable income. In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm’s length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We have made taxable REIT subsidiary elections with respect to our ownership interests in HCP, HT and HCP-2. HCP, HT and HCP-2 may make interest and other payments to us. We intend that any such transactions would be entered into at arm’s length. No assurance can be given that any such payments would not result in the limitation on interest deductions or 100% excise tax provisions being applicable to us, HCP, HT and HCP-2.

      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.

Annual Distribution Requirements

      To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	90% of our “REIT taxable income,” plus

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Our “REIT taxable income” is taxable income computed without regard to the dividends paid deduction and net capital gain.

      We generally must make these distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of such prior year’s distribution requirement if one of the following two sets of criteria are satisfied: (1) the dividends were declared in October, November, or December, the dividends were payable to stockholders of record on a specified date in such a month, and the dividends were actually paid during January of the subsequent year; or (2) the dividends were declared before we timely file our federal income tax return for such year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and we elected on our tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

      We intend to make timely distributions sufficient to satisfy the annual distribution requirement.

      Dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

      To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on this income at regular corporate tax rates.

      From time to time, we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

      Possible examples of timing differences between (1) our actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income, which could cause us to have less cash than is necessary to satisfy the distribution requirement and to avoid corporate income tax and the excise tax imposed on undistributed income, include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our subordinated mortgage securities or mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

Although several types of non-cash income, such as original issue discount, are excluded in calculating the annual distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis.

      In the event that we are subject to an adjustment to our REIT taxable income (as defined in section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under section 7121 of the Code, or any agreement as to tax liability between us and an IRS district director, we may be able to correct any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to our stockholders that relate to the adjusted year but that are paid in the subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination, and we also must satisfy certain other procedural requirements. If the statutory requirements of section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Recordkeeping Requirements

      We are required to maintain records and request on an annual basis information from specified stockholders. This requirement is designed to disclose the actual ownership of our outstanding stock.

Excess Inclusion Income

      If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a “taxable mortgage pool” for federal income tax purposes. If all or a portion of our company is considered a taxable mortgage pool, our status as a REIT generally should not be impaired; however, a portion of our taxable income may be characterized as “excess inclusion income” and allocated to our stockholders. Any excess inclusion income:

•	could not be offset by unrelated net operating losses of a stockholder;

•	would be subject to tax as “unrelated business taxable income” to a tax-exempt stockholder;

•	would be subject to the application of federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•	would be taxable (at the highest corporate tax rate) to us, rather than our stockholders, to the extent allocable to our stock held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

Failure to Qualify as a REIT

      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as dividends to the extent of our current and accumulated earnings and profits. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Taxation of Taxable United States Stockholders

      For purposes of the discussion in this prospectus, the term “United States stockholder” means a holder of our stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or treated as a corporation or a partnership for United States federal income tax purposes that was organized in or under the laws of the United States or of any state thereof or the District of Columbia, except, in the case of a partnership, to the extent that Treasury regulations provide otherwise;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

      For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable United States stockholders will be taxed as discussed below.

Distributions Generally

      Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary income. Provided that we continue to qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. Dividends paid by us will not generally qualify for the 15% rate of tax on qualified dividend income enacted in the Jobs and Growth Tax Relief and Reconciliation Act of 2003. If we receive qualified dividend income and designate a portion of a distribution paid by us as qualified dividend income, the recipients of the distribution will be entitled to treat the amount designated (to the extent it does not exceed the qualified dividend income received by us) as qualified dividend income. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder and will reduce the adjusted tax basis which each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its stock will be taxable as capital gain and will be taxable as long-term capital gain if the stock is held as a capital asset and has been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in that month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the previous year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

      Distributions designated by us as net capital gain dividends will be taxable to United States stockholders as capital gain income. This capital gain income will be taxable to non-corporate United States stockholders at a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. Under certain sunset provisions in the Jobs and Growth Tax Relief and Reconciliation Act of 2003, the 15% rate of tax on certain net capital gain of non-corporate United States stockholders will revert to 20% for taxable years beginning after December 31, 2008. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

      We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of our net capital gain; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our net capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

      Distributions we make and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation under the Code.

Dispositions of Stock

      A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property the stockholder receives on the sale or other disposition and (b) the stockholder’s adjusted tax basis in the stock. This gain or loss will be capital gain or loss if the stockholder has held the stock as a capital asset, and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. In general, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains (or included in taxable income a share of our undistributed net capital gains).

Information Reporting and Backup Withholding

      We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

      The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code, i.e., property the acquisition or holding of which is financed through a borrowing by the tax-exempt stockholder, the stock is not otherwise used in an unrelated trade or business, we have not incurred any “excess inclusion” income, as described above, and we do not hold a residual interest in a real estate mortgage investment conduit, REMIC, that gives rise to “excess inclusion” income, dividend income on our stock and income from the sale of our stock should not be UBTI to a tax-exempt stockholder. However, if we were to hold residual interests in a REMIC, or if a pool of our assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as UBTI. Although we do not believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

      For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our stock will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to any tax-exempt pension trust which:

•	is described in Section 401(a) of the Code; and

•	holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.”

      A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

      The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

•	the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to

•	the total gross income (less direct expense related thereto) of the REIT.

      A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT.”

Taxation of Non-United States Stockholders

      The rules governing federal income taxation of “non-United States stockholders” are complex and no attempt will be made herein to provide more than a summary of these rules. “Non-United States stockholders” mean beneficial owners of shares of our stock that are not United States stockholders as defined in the discussion above under the heading entitled “Taxation of Taxable United States Stockholders.”

      Prospective non-United States stockholders should consult their tax advisors to determine the impact of foreign, Federal, state, and local income tax laws with regard to an investment in our stock and of our election to be taxed as a real estate investment trust, including any reporting requirements.

      Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of United States real property interests and that are not designated by us as capital gain dividends or retained capital gains will be treated as ordinary dividend income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income from a REMIC will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

      Distributions in excess of our current and accumulated earnings and profits will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits.

      Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a United States real property interest generally will not be subject to income taxation, unless (1) such gains are effectively connected with the non-United States stockholder’s U.S. trade or business (or, if an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (except that a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gains.

      For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest, which generally does not include mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a United States trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. A 35% withholding tax applies to the amount of any distribution to a non-United States stockholder that we designate as a United States real property capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s United States tax liability.

      Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically-controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is publicly traded, we cannot assure our investors that we are or will remain a domestically-controlled REIT. Alternatively, if we do not qualify as a “domestically-controlled REIT,” an exemption to tax under FIRPTA might be available if either (i) we are not (and have not been for the five year period prior to the sale) a U.S. real property holding corporation (as defined in the Code and applicable Treasury Regulations to generally include a corporation, 50% or more of the assets of which consist of U.S. real property interests) or (ii) the selling non-United States stockholder owns, actually or constructively, 5% or less of our stock throughout a specified testing period and our shares are regularly traded (as defined in applicable Treasury Regulations) on an established securities market.

      Gains recognized by a non-United States stockholder upon a sale of our stock that are not subject to FIRPTA will be taxable to a non-United States stockholder if:

•	the non-United States stockholder’s investment in the stock is effectively connected with a trade or business in the United States, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or

•	the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

State, Local and Foreign Taxation

      We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or makes investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

Legislative or Other Actions Affecting REITs

      The rules dealing with federal and state income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department and the various states’ departments of taxation. Changes to the tax law, which may have retroactive application, could adversely affect us and our stockholders. It cannot be predicted whether, when, in what forms or with what effective dates, the tax law applicable to us or our stockholders will be changed.

PLAN OF DISTRIBUTION

      We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers, through agents, directly to one or more purchasers or through a combination of any such methods of sale. We will name any underwriter or agent involved in the offer and sale of common stock in the applicable prospectus supplement. We have reserved the right to sell common stock directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

      We may distribute common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      We may also, from time to time, authorize dealers, acting as our agents, to offer and sell common stock upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of common stock, we, or the purchasers of common stock for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase common stock as a principal, and may then resell the common stock at varying prices to be determined by the dealer.

      We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of common stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to reimburse these persons for certain expenses.

      To facilitate the offering of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales of common stock, which involve the sale by persons participating in the offering of more common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing our common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

      Our common stock is listed on the American Stock Exchange under the symbol “HCM.” Any shares of our common stock sold pursuant to this prospectus, and any supplement thereto, will be listed on the American Stock Exchange, subject to official notice of issuance.

LEGAL MATTERS

      The validity of the shares being offered hereby will be passed upon for us by Piper Rudnick LLP, New York, New York, and for any underwriters, dealers or agents, if any, by counsel specified in a prospectus supplement.

EXPERTS

      The financial statements of Hanover Capital Mortgage Holdings, Inc. and Subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and, at prescribed rates, copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room at 450 Fifth

Street, N.W., Washington, D.C. 20549, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC toll free at 1-800-SEC-0330 for further information about its public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

      We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the related exhibits, financial statements and schedules thereto. We refer you to the registration statement and the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the following documents we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Our Current Reports on Form 8-K filed with the SEC on July 25, 2003, August 15, 2003, August 20, 2003 and August 27, 2003;

•	Our Definitive Proxy Statement filed on April 9, 2003; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on September 15, 1997.

      Any document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the SEC), after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated herein by reference and to be part hereof from the date of filing of those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated herein by reference and to be part hereof from the date of filing of those documents.

      Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

      We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. Requests for any of the documents incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference herein) should be directed to J. Holly Loux, Hanover Capital Mortgage Holdings, Inc., 379 Thornall Street, Edison, New Jersey 08837, telephone: (732) 548-0101.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate after the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The following table shows the estimated costs and expenses, other than underwriting discounts, payable by the registrant in connection with the offering of the securities being registered.

Securities and Exchange Commission registration fee	$19,005
*Legal fees and expenses	20,000
*Accounting fees and expenses	20,000
*Transfer agent’s and registrar’s fees	7,500
*Miscellaneous fees and expenses	23,495

*Total	$90,000

*	Estimated.

Item 15.     Indemnification of Directors and Officers.

      Section 2-418 of the Maryland General Corporation Law permits us to indemnify any director, officer, employee or agent who is made a party to any proceeding by reason of their service in those capacities, or who is or was serving in that position with another company at our request, subject to the limitations set forth in the statute. In particular, Section 2-418 provides that we may not indemnify any director, officer, employee or agent with respect to any proceeding if it is established that:

•	The act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding; and (1) was committed in bad faith; or (2) was the result of active and deliberate dishonesty;

•	The director, officer, employee or agent actually received an improper personal benefit in money, property or services; or

•	In the case of any criminal proceeding, the director, officer, employee or agent had reasonable cause to believe that the act or omission was unlawful.

      Section 2-418 also permits us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions, whether or not we would have the power to indemnify against such liabilities under Section 2-418.

      Our charter requires us to indemnify our directors and officers to the full extent required or permitted by the Maryland General Corporation Law. Our charter also permits us to indemnify employees and agents to the full extent permitted by the Maryland General Corporation law. We maintain insurance on behalf of our officers and directors against liability asserted against them in their capacities as such.

      As permitted by Maryland law, our charter limits the personal liability of our directors and officers for money damages to us and our stockholders except:

•	to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or

•	to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

      As a result of these provisions, we and our stockholders may be unable to obtain monetary damages from a director or officer for breach of his or her duty of care.

      We have entered into employment agreements with our executive officers which provide that, subject to limitations and exceptions set forth in the agreements, we will indemnify the officers to the fullest extent permitted by law if they are made a party or threatened to be made a party to any proceeding by reason of their service as an officer, director or employee of us or any of our subsidiaries.

Item 16.     Exhibits.

Exhibit
No.		Description

1.1	*	Form of Underwriting Agreement.
3.1		Amended Articles of Incorporation (incorporated herein by reference to our Form 10-Q for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002).
3.2		By-laws (incorporated herein by reference to our Registration Statement on Form S-11, Registration No. 333-29261, as amended, which became effective under the Securities Act of 1933, as amended, on September 15, 1997).
4.1		Specimen Common Stock Certificate (incorporated herein by reference to our Registration Statement on Form S-11, Registration No. 333-29261, as amended, which became effective under the Securities Act of 1933, as amended, on September 15, 1997).
5.1		Opinion of Piper Rudnick LLP.
8.1	*	Opinion of Piper Rudnick LLP as to selected Federal income tax matters.
23.1		Consent of Deloitte & Touche LLP, independent auditors.
23.2		Consent of Piper Rudnick LLP (included in Exhibit 5.1).
23.3	*	Consent of Piper Rudnick LLP (included in Exhibit 8.1).
24.1		Powers of Attorney (included on signature page).

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

Item 17.     Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Edison, State of New Jersey, on February 18, 2004.

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

BY:	/s/ JOHN A. BURCHETT

JOHN A. BURCHETT
Chairman of the Board of Directors, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints John A. Burchett and J. Holly Loux, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with exhibits thereto and other documents in connection therewith, and ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Name	Title	Date

/s/ JOHN A. BURCHETT John A. Burchett	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	February 18, 2004

/s/ J. HOLLY LOUX J. Holly Loux	Chief Financial Officer (Principal Financial and Accounting Officer)	February 18, 2004

/s/ IRMA N. TAVARES Irma N. Tavares	Director and Senior Managing Director	February 18, 2004

/s/ JOYCE S. MIZERAK Joyce S. Mizerak	Director, Secretary and Senior Managing Director	February 18, 2004

/s/ GEORGE J. OSTENDORF George J. Ostendorf	Director and Senior Managing Director	February 18, 2004

/s/ JOHN A. CLYMER John A. Clymer	Director	February 18, 2004

/s/ JOSEPH J. FREEMAN Joseph J. Freeman	Director	February 18, 2004

Name	Title	Date

/s/ JAMES F. STONE James F. Stone	Director	February 18, 2004

/s/ SAIYID T. NAQVI Saiyid T. Naqvi	Director	February 18, 2004

/s/ JOHN N. REES John N. Rees	Director	February 18, 2004

/s/ DOUGLAS L. JACOBS Douglas L. Jacobs	Director	February 18, 2004

EXHIBIT INDEX

Exhibit
No.		Description

1.1	*	Form of Underwriting Agreement.
3.1		Amended Articles of Incorporation (incorporated herein by reference to our Form 10-Q for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002).
3.2		By-laws (incorporated herein by reference to our Registration Statement on Form S-11, Registration No. 333-29261, as amended, which became effective under the Securities Act of 1933, as amended, on September 15, 1997).
4.1		Specimen Common Stock Certificate (incorporated herein by reference to our Registration Statement on Form S-11, Registration No. 333-29261, as amended, which became effective under the Securities Act of 1933, as amended, on September 15, 1997).
5.1		Opinion of Piper Rudnick LLP.
8.1	*	Opinion of Piper Rudnick LLP as to selected Federal income tax matters.
23.1		Consent of Deloitte & Touche LLP, independent auditors.
23.2		Consent of Piper Rudnick LLP (included in Exhibit 5.1).
23.3	*	Consent of Piper Rudnick LLP (included in Exhibit 8.1).
24.1		Powers of Attorney (included on signature page).

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.